 Filed Pursuant to Rule 424(b)(4)
 File No. 333-228680
PROSPECTUS
MAJESCO
Nontransferable Subscription Rights to Purchase up to 6,408,739 Shares of Common Stock
at $7.10 per Share

We are distributing, at no charge, to holders of our outstanding shares of common stock, nontransferable subscription rights to purchase in the aggregate up to 6,408,739 shares of our common stock, $0.002 par value per share, which we refer to as “Common Stock,” at a cash subscription price of  $7.10 per share for maximum gross proceeds of approximately $45,502,043 (assuming all rights are exercised in the rights offering). We refer to the offering of our Common Stock through the subscription rights as the “rights offering.” You will receive one subscription right for each share of Common Stock you own. Each subscription right will entitle its holder to purchase one sixth of a share of our Common Stock at a subscription price of  $7.10 per whole share, which we refer to as the “basic subscription right.” We will not issue fractional shares in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.
If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability and pro rata allocation of shares among persons exercising this oversubscription privilege. You will not be entitled to receive any rights unless you hold shares of our Common Stock as of the record date, which is 5:00 p.m. Eastern Time, on February 5, 2019.
If all of the basic subscription rights are exercised, the total purchase price of the shares offered in the rights offering will be approximately $45,502,043. We are not requiring a minimum subscription to complete the rights offering. However, we reserve the right to cancel the rights offering for any reason at any time before the rights offering expires. If we cancel the rights offering, all subscription payments received will be returned as soon as practicable, without interest or penalty,
The subscription rights may be exercised at any time beginning on the effective date of this prospectus and before the expiration of the rights offering, which will be 20 days after the effective date or February 25, 2019, at 5:00 p.m., Eastern Time, unless we extend the rights offering period. We reserve the right to extend the rights offering period for a period not to exceed 30 days in our sole discretion.
Broadridge Corporate Issuer Solutions, Inc. will serve as the Subscription Agent for the rights offering. The Subscription Agent will hold in escrow the funds we receive from subscribers until we complete, abandon, or terminate the rights offering. If you want to participate in the rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent before the deadline. If you want to participate in the rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see the section entitled “The Rights Offering — The Subscription Rights.”
The subscription rights and the shares of Common Stock issuable on their exercise, both of which are covered by this Registration Statement, are being offered directly by us without the services of an underwriter or selling agent. We will bear all costs, expenses and fees in connection with the registration of such securities.
Our Common Stock is traded on the NYSE American under the symbol “MJCO.” On February 5, 2019, the last reported sales price for our Common Stock on the NYSE American was $8.54 per share.
Representatives of Majesco Limited (referred to as “Majesco Limited”), a public limited company domiciled in India which currently owns 69.63% of our issued and outstanding Common Stock, have informed us that Majesco Limited intends to exercise its basic subscription rights.
Neither our Board of Directors nor our management has made any recommendations regarding whether you should exercise your subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering based on your own assessment of your best interests. You may not revoke or revise any exercises of subscription rights once made, unless we terminate the rights offering or make a fundamental change to the terms of this rights offering.
You should read this prospectus and any information incorporated by reference herein carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” contained on page 9 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein or therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2019.

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ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation.
This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. Please carefully read both this prospectus together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference.”
Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Majesco,” “the Company,” “we,” “us,” “our,” and similar references refer to Majesco and its subsidiaries. References in this prospectus to “Subscription Agent” and “Information Agent” each refer to Broadridge Corporate Issuer Solutions, Inc.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.
You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I — Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended March 31, 2018, as filed with the SEC on June 22, 2018, and elsewhere in the documents incorporated by reference into this prospectus.
You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our Common Stock discussed under the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes and the exhibits to the registration statement of which this prospectus forms a part.
The Company
We are a global provider of core insurance platform solutions, consulting services and other insurance solutions for business transformation of the insurance industry. We offer core insurance platform solutions for Property & Casualty/General Insurance (referred to as “P&C”), and Life, Annuities, Pensions and Group/Benefits (referred to as “L&A and Group”) providers, enabling them to automate and manage business processes across the end-to-end insurance value chain and comply with policies and regulations across their organizations. In addition, we offer a variety of other technology-based solutions for distribution management, digital, data and cloud. Our consulting services solutions provide enterprise consulting, application development management and testing for insurers. Our portfolio of solutions enable our customers to respond to evolving market needs, growth and innovation opportunities and regulatory changes, which enables agility, innovation and speed while improving the effectiveness and efficiency of their business operations. In addition to the United States, we operate in Canada, Mexico, the United Kingdom, Ireland, Malaysia, Singapore, Thailand and India.
We have been operating in the insurance industry for more than twenty years, successfully partnering with market leading insurance companies and enabling them to transform their business, introduce innovative products, and expand distribution channels to generate growth and increase profitability. We are a global provider of core insurance platform solutions and consulting services for insurance business transformation for P&C, L&A and Group providers, allowing them to enable the entire insurance value chain. We offer a portfolio of platform solutions and consulting services for all lines of business and all tiers of insurers. The portfolio includes core insurance platform solutions for policy, rating, underwriting, billing, claims, distribution management, digital and data and analytics as well as consulting services for enterprise consulting, digital, data, testing and application development and maintenance.
Long-term, strong customer relationships are a key component of our success given the long-term nature of our contracts, and provide an opportunity for deeper relationships using our portfolio of solutions. They provide critical customer references for new sales. Our customers range from some of the largest global tier one insurance carriers in the industry to mid-market insurers, managing general agents, startups and greenfields, including specialty, mutual and regional carriers.
As of September 30, 2018, we served approximately 160 insurance customers on a worldwide basis. For our fiscal years ended March 31, 2018, 2017 and 2016, we served approximately 160, 148, and 149 insurance customers on a worldwide basis, respectively.
We generate revenue from our global IP led business as well as from engagements in the insurance services space. The IP business is primarily driven through either an on-premise deployment or deployment of the platform on the cloud. While the on-premise model generates revenues from the licensing of our proprietary software (perpetual or annual license fees), related implementation and support and maintenance fees pursuant to contracts with customers, we have been witnessing a significant shift in the business model with customers preferring the cloud model which offers a speed to value benefit together with low upfront investments. The revenues from the cloud model are led by an implementation/configuration contract and followed by monthly subscriptions once the platform is in production for the customer to use. The implementation contracts for both the models are on a time and material or fixed bid basis. License fees, support and maintenance and cloud subscription fees are usually managed through multi-year agreements which are typically over a period of five to seven years. Insurance services revenues is primarily driven by professional services offered in the areas of transformation consulting, data, digital, testing and application development and management.

On November 27, 2018, we completed the acquisition of Exaxe Holdings Limited (referred to as “Exaxe”), a private limited company incorporated in Ireland under registration number 314389 (referred to as the “Exaxe Acquisition”).
Exaxe is a leading cloud based digital insurance software provider for life, pensions and wealth management headquartered in Dublin, Ireland, and serving a growing list of blue chip European insurers. The Exaxe software helps reduce implementation time and costs, deliver speed to market for new products, achieve operational efficiencies and improve customer experience.
Established in 1997, Exaxe is an award-winning SaaS provider of software solutions that helps life and pensions companies with digital transformation by allowing them to launch new products faster, administer products more efficiently and respond with greater flexibility to the marketplace. Exaxe provides leading edge front, middle, and back-office SaaS solutions specifically for life, pensions, and wealth sectors. Exaxe’s SaaS based solutions provide full lifecycle support, from automated advice through sales, administration and claims for life, pensions and wealth management product sets.
During the fiscal year ended December 31, 2017 and nine months ended September 30, 2018, Exaxe had revenues of EUR 3.66 million and EUR 3.25 million, respectively, as determined under Irish GAAP. As of September 30, 2018, Exaxe had 36 employees.
For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended March 31, 2018. For instructions on how to find copies of these documents, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Company Information
Majesco is a California corporation which was incorporated in April 1992 under the name Mastek Software, Inc. In 1995, this name was changed to Majesco Software, Inc., which was changed to MajescoMastek in 2006 and to Majesco in October 2014.
Majesco Limited (referred to as “Majesco Limited”), a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited, currently owns 69.63% of our issued and outstanding common stock.
In June 2015, Majesco’s Common Stock was listed on the NYSE American under the symbol “MJCO” and began trading under this symbol following the consummation of the merger of Cover-All Technologies Inc. (“Cover-All”) into Majesco.
Our principal offices are located at 412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960, and our telephone number is (973) 461-5200. Our principal website is www.majesco.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus. and should not be relied upon in connection with making an investment decision.

The Rights Offering
Securities Offered
We are distributing, at no charge, to holders of our outstanding Common Stock, nontransferable subscription rights to purchase in the aggregate up to 6,408,739 shares of our Common Stock, $0.002 par value per share. You will receive one subscription right for each share of Common Stock you own on the record date. Each subscription right will entitle its holder to purchase one sixth of a share of our Common Stock. Shares of Common Stock in the rights offering will be issued only in book-entry form.
The Registration Statement on Form S-1 of which this prospectus is a part of is registering both the subscription rights and the Common Stock underlying the subscription rights.
Subscription Price
$7.10 per whole share of Common Stock. To be effective, any payment for the exercise of a right must clear before the expiration of the rights offering.
Basic Subscription Right
Each subscription right will entitle its holder to purchase one sixth of a share of our Common Stock at a subscription price of $7.10 per whole share, which we refer to as the basic subscription right. See the section entitled “The Rights Offering — The Subscription Rights — Basic Subscription Right.”
Over-Subscription Right
If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”
Record Date
5:00 p.m., Eastern Time, on February 5, 2019.
Expiration of the Offering Period
5:00 p.m., Eastern Time, on February 25, 2019. We may extend the expiration of the offering period for exercising your subscription rights for a period not to exceed 30 days in our sole discretion.
Use of Proceeds
If all of the subscription rights offered are exercised (meaning we issue the maximum possible number of shares of Common Stock upon exercise of the subscription rights), we will receive net proceeds of approximately $45,372,043. We intend to use the net proceeds from the rights offering to reimburse debt, fund future acquisitions and for general corporate purposes, including to fund any earnout payments under the Exaxe Acquisition. See the section entitled “Use of Proceeds.”

Non transferability of Subscription Rights
The subscription rights issued in the rights offering may not be transferred. See the section entitled “The Rights Offering — Non transferability of Subscription Rights.”
No Board Recommendation
Our Board of Directors (which we refer to as the “Board”) is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock in the rights offering.
No Revocation
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights, or if the market price of our Common Stock remains below the subscription price of  $7.10, or if the rights offering is extended by the Board. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Common Stock at a subscription price of  $7.10 per whole share.
U.S. Federal Income Tax Considerations
In general, for U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), within the meaning of applicable tax law, in which case you may recognize taxable income upon receipt of the subscription rights. We believe that the rights offering should not be part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. This position is not binding on the U.S. Internal Revenue Service (which we refer to as the “IRS”) or the courts, and accordingly, it is possible that the IRS could challenge this position. You may be required to allocate a portion of your tax basis in your Common Stock to the subscription rights we distribute to you in the offering, depending on the value of the subscription rights. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and the disposition or exercise of subscription rights and the receipt, ownership and disposition of Common Stock.
Extension, Cancellation and Amendment
We reserve the option to extend the offering period for exercising your subscription rights for a period not to exceed 30 days in our sole discretion, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering period, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.
The Board may cancel the rights offering at any time before its expiration for any reason. If the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
The Board also reserves the right to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments may include a change in the subscription price, although no such change is presently contemplated.
If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering period to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. See the section entitled “The Rights Offering — Expiration Date, Extension and Amendments.”
Procedures for Exercising Rights
To exercise your subscription rights, you must complete the subscription rights certificate and deliver the certificate to the Subscription Agent, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right, before the expiration of the offering period. See the section entitled “The Rights Offering — Method of Exercising Subscription Rights” for detailed information on the procedure and requirements for exercising your subscription rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your record holder to exercise your subscription right on your behalf and deliver all required documents and payment before the expiration of the offering period.
Minimum Subscription
Requirement
There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Subscription Agent
Broadridge Corporate Issuer Solutions, Inc.
Information Agent
Broadridge Corporate Issuer Solutions, Inc.
Shares Outstanding Before the Rights Offering
36,674,522 shares of our Common Stock were issued and outstanding on the record date.
Shares Outstanding After Completion of the Rights Offering
Assuming that all subscription rights offered hereby are exercised, we expect 43,083,261 shares of Common Stock will be outstanding immediately after completion of the rights offering.
Fees and Expenses
We will pay the fees and expenses we incur related to the rights offering.
NYSE Symbol
Our Common Stock is listed on the NYSE American under the symbol “MJCO.”
Risk Factors
Before you exercise your subscription rights and purchase shares of Common Stock in the rights offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page 9 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase shares of Common Stock.
Questions
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 888-789-8409.

RISK FACTORS
Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our most recent Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Stock being offered. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Disclosure Regarding Forward-Looking Statements.”
Risks Relating to the Rights Offering
You must act promptly and follow instructions carefully if you want to exercise your rights.
Eligible participants and, if applicable, brokers, dealers, banks or other nominees acting on their behalf, who desire to purchase shares of Common Stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the Subscription Agent prior to the expiration of the rights offering on February 25, 2019, at 5:00 p.m., Eastern Time. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required subscription rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept your exercise only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, dealer bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.
We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.
We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If we withdraw or terminate this offering, neither we nor the Subscription Agent will have any obligation with respect to rights that have been exercised except to return as soon as practicable any subscription payments, without interest or penalty, the Subscription Agent received from you.
You will not receive interest on any subscription payments returned to you.
If we cancel the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments to you.
You may not receive all of the shares for which you oversubscribe.
Holders who fully exercise their basic subscription rights (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) will be entitled to subscribe for an additional number of shares of Common Stock by exercising an over-subscription right. Over-subscription rights will generally be allocated pro rata among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed. We cannot guarantee that you will receive any or the entire number of shares for which you oversubscribed. If the prorated number of shares allocated to you in connection with your over-subscription right is less than your request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligation to you.
We may amend or modify the terms of the rights offering at any time before the expiration of the rights offering in our sole discretion.
The Board reserves the right to amend the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless adversely affect your rights, including any anticipated return on your investment.
The market price of our Common Stock may be subject to wide fluctuations before and/or after the subscription rights expire.
The market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, industry trends and customer demands, and competition.
We cannot assure you that the market price of our Common Stock will not fluctuate after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our Common Stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your Common Stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our Common Stock that you purchase in the rights offering.
The rights offering may cause the price of our Common Stock to decrease.
The number of shares of Common Stock we could issue if the rights offering is completed may result in an immediate decrease in the trading price of our Common Stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our Common Stock in the rights offering may be at a price greater than the prevailing trading price of our Common Stock in the aftermath of the completion of the rights offering. Further, if a substantial number of subscription rights are exercised, and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Common Stock.
The subscription price for the rights offering is not an indication of the value of our Common Stock.
The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Stock to be offered in the rights offering. We cannot give any assurance that our Common Stock will trade at or above the subscription price in any given time period. After the date of this prospectus, our Common Stock may trade at prices above or below the subscription price.
If the rights offering is consummated, your relative ownership interest may experience significant dilution.
To the extent that you do not exercise your subscription rights, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted.
Representatives of Majesco Limited, which currently owns 69.63% of our issued and outstanding Common Stock, have informed us that Majesco Limited intends to exercise its basic subscription rights.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.
We have complete discretion over the use of the proceeds from the rights offering. In addition, market factors may require us to allocate portions of the proceeds for purposes other than to reimburse debt, fund future acquisitions or for general corporate purposes, including to fund any earnout payments under the Exaxe Acquisition. Accordingly, you will be relying on our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.
You may not revoke your subscription exercise, even if we extend the expiration of the rights offering, and you could be committed to buying shares above the prevailing market price.
Once you exercise your subscription rights, you may not revoke the exercise of such rights. If we decide to exercise our option to extend the expiration of the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our Common Stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Common Stock decreases below the subscription price, you will have committed to buying shares of our Common Stock at a price above the prevailing market price. Our Common Stock is traded on the NYSE American under the symbol “MJCO,” and the last reported sales price of our Common Stock on February 5, 2019 was $8.54 per share. Following the exercise of your rights, you may be unable to sell your shares of our Common Stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our Common Stock.
If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.
Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.
The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our shareholders.
We believe the distribution of the subscription rights in this rights offering should be a non-taxable distribution to holders of shares of common stock under Section 305(a) of the Code. This position is not binding on the IRS or the courts, however. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, our shareholders may be treated as receiving a distribution equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company’s assets or earnings and profits. The disproportionate distribution rules are complicated, however, and their application is uncertain. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering. Each holder of shares of Common Stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.
You may be required to allocate a portion of your tax basis in our Common Stock to the subscription rights received in the rights offering.
You will be required to allocate a portion of your tax basis in your Common Stock to the subscription rights we distribute to you in the offering (which will carry over and become part of the tax basis in any of our Common Stock acquired upon exercise of the rights) if you determine that the value of the stock rights equals or exceeds 15% of the fair market value of our Common Stock on the date we distribute the rights to you, or if you so elect (which election is irrevocable) to allocate a portion of your tax basis to the subscription rights. We are not required to, nor do we intend to, provide you with an appraisal setting forth the estimated fair market value of the subscription rights. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.
You may not be able to immediately resell any shares of our Common Stock that you purchase pursuant to the exercise of subscription rights upon expiration of the rights offering period.
If you exercise subscription rights, you may not be able to resell the Common Stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder in the shares you purchased in the rights offering until the shares are issued to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.
We may fail to realize all of the anticipated benefits of the acquisition of Exaxe, such benefits may take longer to realize than expected or we may encounter significant difficulties integrating Exaxe’s business into our operations. If the acquisition does not achieve its intended benefits, our business, financial condition, and results of operations could be materially and adversely affected.
We believe that the acquisition of Exaxe will result in certain benefits, including certain cost synergies, drive product innovations and operational efficiencies; however, to realize these anticipated benefits, the business of Exaxe must be successfully combined with our business. The combination of two independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of this acquisition to us. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations.
The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:
•
the diversion of management’s attention to integration matters;

•
difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

•
difficulties in the integration of operations and systems;

•
conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies;

•
difficulties in the assimilation of employees and corporate cultures; and

•
challenges in attracting and retaining key personnel.

Many of these factors are outside of our control and any one of these factors could result in increased costs, decreases in the amount of expected revenues, and additional diversion of management’s time and energy, which could materially adversely impact our business, financial condition, and results of operations. In addition, even if the operations are integrated successfully, the full benefits, including the synergies, cost savings, revenue growth, or other benefits that are expected, may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of our businesses. All of these factors could decrease or delay the expected accretive effect of the acquisition, and negatively impact our business, operating results, and financial condition. As a result, we cannot provide any assurance that the acquisition of Exaxe will result in the realization of the full benefits that we anticipate.

If Exaxe Limited, a subsidiary of Exaxe, is not in compliance with its funding agreement with Enterprise Ireland, our business may be materially harmed.
In July 2016, Exaxe Limited, formerly the subsidiary of Exaxe, entered into a funding agreement with Enterprise Ireland pursuant to which Enterprise Ireland granted Exaxe Limited up to EUR 500,000 for purposes of research and development to be conducted in Ireland. Pursuant to the terms of the funding agreement, Exaxe Limited agreed to certain covenants including, among other things, ensuring that the controlling interest in Majesco or Exaxe Limited will not be changed without the prior written consent of Enterprise Ireland, not to use the grants for any purpose other than as set forth in the funding agreement, to comply with certain procurement and pay requirements, not to pledge or dispose of its grant-aided assets and to furnish Enterprise Ireland with audited accounts for each year until grants have been fully paid to Exaxe Limited. In the event that Exaxe Limited breaches any of the covenants contained in the funding agreement, Enterprise Ireland may, among other things, immediately cease making payments under the grant and/or seek repayment of any grants already paid to Exaxe Limited. In addition, in connection with the Exaxe Acquisition, we entered into a guarantee and indemnity agreement with Enterprise Ireland whereby we guaranteed payments owed by Exaxe Limited and agreed to indemnify Enterprise Ireland against any losses, liabilities and damages suffered as a result of any actions or otherwise incurred by Enterprise Ireland as a result of the failure by Exaxe Limited to pay amounts due pursuant to the terms of the funding agreement. In the event Enterprise Ireland ceases making payments or seeks repayment of any grants from either Exaxe Limited or us, our business may be materially harmed.
Our ability to operate and manage the Exaxe business will be subject to certain restrictions during the earnout period and the entire earnout will be due if we sell the business.
We may be required to make certain earnout payments during the fiscal years ended December 31, 2019, 2020 and 2021 pursuant to the terms of the Exaxe Acquisition. The entire earnout amount, less any portion already paid, will become due and payable upon a sale of beneficial interests in a majority of the outstanding shares of Exaxe or its subsidiary or a sale or other disposal in whole or substantial part of the undertaking or assets of Exaxe or its subsidiary before the end of the earnout period. We will also be restricted from making certain changes to the business of Exaxe, or diverting or redirecting Exaxe’s orders, revenue, customers, clients, suppliers or employees during the earnout period.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our Common Stock and our business. We urge you to read this entire prospectus, our financial statements and related notes and the other information incorporated by reference herein as described under the section entitled “Incorporation of Certain Information by Reference.”
What is a rights offering?
A rights offering is an opportunity for you to purchase additional shares of Common Stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage of ownership in the Company.
Who will be entitled to participate in this rights offering?
We are distributing, at no charge, to holders of our outstanding Common Stock nontransferable subscription rights to purchase additional shares of our Common Stock. We have granted to you, as a shareholder on the record date, 5:00 p.m., Eastern Time, on February 5, 2019, one subscription right for each share of our Common Stock that you owned at such time. Each subscription right will entitle the holder to purchase one sixth of a share of our Common Stock at a subscription price of  $7.10 per whole share. If you hold your shares in the name of a broker, dealer, bank or other nominee who uses the services of The Depository Trust Company, or DTC, one subscription right will be issued by DTC to the nominee for each share of our Common Stock that you own at the record date. The subscription rights will be evidenced by subscription rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription right.
Why are we conducting the rights offering?
We are conducting the rights offering to raise additional capital to reimburse debt, fund future acquisitions and for general corporate purposes, including to fund any earnout payments under the Exaxe Acquisition. See the section entitled “Use of Proceeds.”
What is the basic subscription right?
The basic subscription right gives our shareholders the opportunity to purchase one sixth of a share of our Common Stock at a subscription price of  $7.10 per whole share of Common Stock. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights. No fractional shares will be issued.
What is the over-subscription right?
If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price of  $7.10 per whole share, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. The Subscription Agent will return any excess payments without interest or penalty as soon as practicable after the expiration of the rights offering.
In order to properly exercise your over-subscription right, you must deliver the subscription payment for your exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Common Stock you are electing to exercise, assuming that no shareholder other than you has purchased any shares of our Common Stock pursuant to their basic subscription right and over-subscription right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”
How was the subscription price determined?
In determining the subscription price for exercising the rights, the Board considered a number of factors, including our funding requirements and liquidity needs, the likely cost of capital from other sources, our business prospects, historical and current trading prices of our Common Stock and general conditions of the markets. The subscription price is not necessarily related to our book value or our net worth.
After the date of this prospectus, our Common Stock may trade at a price above or below the subscription price. In that event, the Board, in its sole discretion, may change the subscription price of the rights offering or determine to cancel or otherwise alter the terms of the rights offering.
Will fractional shares of Common Stock be issued upon exercise of the subscription rights?
No. We will not issue fractional shares of Common Stock. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.
Am I required to exercise all of the subscription rights I receive in the rights offering?
No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.
May I transfer my subscription rights if I do not want to purchase any shares?
No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to your affiliates, such as family members or family trusts, and by operation of law (for example, upon death of the recipient). If you sell any of your shares before the end of the rights offering period, the rights will not transfer to the new owner(s) but will remain with you.
Are there any limitations on the number of my subscription rights that I may exercise?
No.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised at any time beginning on the effective date of this prospectus and before the expiration of the rights offering, which is on February 25, 2019, at 5:00 p.m., Eastern Time. See the section entitled “The Rights Offering” for detailed information on the procedures and requirements for exercising your subscription rights. If you elect to exercise any rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.
If you hold your shares in the name of a broker, dealer, bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide such nominee with your instructions to exercise your subscription rights along with the required payment.
Although we reserve the option of extending the expiration of the rights offering period for a period not to exceed 30 days, we currently do not intend to do so.

How do I exercise my subscription rights?
If you wish to participate in the rights offering, you must:
1.
Deliver payment to the Subscription Agent using one of the methods outlined under the sections entitled “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Form of Payment,” which payment must have cleared, before 5:00 p.m., Eastern Time, on February 25, 2019, unless the offering period is extended; and

2.
Deliver a properly completed subscription rights certificate to the Subscription Agent before the expiration of the offering period which is 5:00 p.m., Eastern Time, on February 25, 2019, unless the offering period is extended.

If you hold your shares through a broker, dealer, bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as provided by your record holder related to your subscription right prior to the deadline established by your record holder.
To whom should I send my forms and payment?
If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.
If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to the Subscription Agent, Broadridge Corporate Issuer Solutions, Inc.:
By Express Mail, Courier or Expedited Service
Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
By Regular Mail:
Broadridge, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693
You are solely responsible for completing delivery of your subscription documents, subscription rights certificate and payment to the Subscription Agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent or your broker, dealer, custodian bank or other nominee.
If you send a payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received.
After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights, or the market price of our Common Stock remains below the subscription price of  $7.10, or the expiration of the rights offering period is extended by the Board. However, if we amend the rights offering to make a material change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of Common Stock at a subscription price of  $7.10 per whole share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, bank or other nominee?
If you hold your shares of our Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own and the record holder must exercise the subscription rights on your behalf for the shares of Common Stock that you wish to purchase. If you wish to participate in the rights offering and purchase shares of our Common Stock, contact your broker, dealer, bank or other nominee promptly. You should complete and return to your nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer, bank or other nominee with the other rights offering materials. You should contact your broker, dealer, bank, or other nominee if you believe that you are entitled to participate in the rights offering but have not received any rights offering materials.
What will happen if I do not exercise my subscription rights?
If you do not exercise any subscription rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your subscription rights in full, your percentage ownership of our Common Stock will decrease and your voting and other rights will be diluted by the issuance of shares to others who do choose to exercise their subscription rights. Subscription rights not exercised prior to the expiration of the rights offering will expire.
Are there risks in exercising my subscription rights?
Yes. Exercising your subscription rights involves the purchase of shares of our Common Stock and should be considered as carefully as you would consider any other equity investment. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that anyone purchasing Common Stock at the subscription price will be able to sell those shares in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein.
How and when will I receive my shares of Common Stock purchased in the rights offering?
Shares of Common Stock purchased in the rights offering will be issued only in book-entry form (i.e., no physical stock certificates will be issued). If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent, American Stock Transfer & Trust Company, LLC), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the offering in the Direct Registration System, or DRS, as soon as practicable after the expiration of the rights offering. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the rights offering.
If the rights offering is not completed, will my subscription payment be refunded to me?
Yes. The Subscription Agent will hold all funds received in escrow until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you hold your shares through a broker, dealer, bank or other nominee, the Subscription Agent will return payments to the record holder of the shares.
If the amount of subscription rights that you exercise is limited, any amount not used for purchases also will be refunded without interest.
How do I exercise my subscription rights if I live outside the United States?
We will not mail this prospectus or the subscription rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address, because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the Subscription

Agent will hold the subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the Subscription Agent on or before 5:00 p.m., Eastern Time, on February 25, 2019 and timely follow the procedures described in the section entitled “The Rights Offering — Foreign Shareholders.”
What fees or charges apply to me if I exercise rights?
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. However, if you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising subscription rights?
For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of Common Stock. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”
Are we requiring a minimum subscription to complete the rights offering?
No.
Are there any conditions to completing the rights offering?
No.
Have our directors, officers, or other shareholders indicated that they will participate in the rights offering?
All holders of our Common Stock as of the record date for the rights offering will receive, at no charge, nontransferable subscription rights to purchase additional shares of Common Stock as described in this prospectus. To the extent that our directors and officers held shares of our Common Stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have not indicated to us whether they will exercise subscription rights in the rights offering.
Representatives of Majesco Limited, which currently owns 69.63% of our issued and outstanding Common Stock, have informed us that Majesco Limited intends to exercise its basic subscription rights. No other shareholders have confirmed to us whether they will exercise or not subscription rights in the rights offering.
Has the Board made a recommendation to our shareholders regarding the rights offering?
No. The Board does not make any recommendation to shareholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.
How many shares of our Common Stock will be outstanding after the rights offering?
If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of Common Stock upon exercise of rights, we will issue an aggregate of up to 6,408,739 shares of Common Stock in connection with the rights offering in exchange for a subscription price of  $7.10 per whole share, or aggregate gross proceeds of approximately $45,502,043.
Can we extend, cancel or amend the rights offering?
Yes. Although we do not presently intend to do so, we reserve the option to extend the rights offering and the offering period for exercising your subscription rights, in our sole discretion, for a period not to exceed 30 days. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.
The Board may cancel the rights offering at any time before the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you own shares through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.
Although we do not presently intend to do so, we may amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering, in our sole discretion. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.
If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel their subscriptions, issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.
Whom should I contact if I have other questions?
If you have other questions or need assistance, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc.:
By Express Mail, Courier or Expedited Service:
Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
By Regular Mail:
Broadridge, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693

USE OF PROCEEDS
The gross proceeds that we receive from the rights offering will depend upon the number of rights exercised. If all of the subscription rights offered are exercised (meaning we issue the maximum possible number of shares of Common Stock upon exercise of the subscription rights), we will receive gross cash proceeds of approximately $45,502,043 and estimate our net proceeds after expenses of the rights offering to be approximately $45,372,043.
We intend to use the net proceeds from the rights offering to reimburse debt, fund future acquisitions and for general corporate purposes, including to fund any earnout payments under the Exaxe Acquisition. Debt expected to be reimbursed consists primarily of all debt outstanding under our loan agreement with HSBC dated March 23, 2016 pursuant to which HSBC agreed to extend loans to us in the amount of $10 million. The outstanding principal balance of the loan bears interest based on LIBOR plus a margin in effect on the first day of the relevant interest period. Until January 1, 2018, only interest was payable under the loan. Commencing on January 1, 2018, and on each January 1 and July 1 thereafter until July 1, 2020, installments of principal in the amount of  $1,667,000 are due and payable semi-annually. All principal and interest outstanding under the loan is due and payable on March 1, 2021. The loan facility is unsecured and supported by a letter of credit issued by a bank of  $10 million, which is secured by a cash pledge of Majesco Limited. As of September 30, 2018, we had $6,667,000 outstanding under this loan facility.
CAPITALIZATION
Set forth below is our cash and liquid assets and capitalization as of September 30, 2018:
•
on an actual basis;

•
on a pro forma basis after giving effect to the Exaxe Acquisition as if it had occurred as of September 30, 2018; and

•
on a pro forma as adjusted basis, reflecting the issuance of all of the shares of Common Stock offered by this prospectus at $7.10 per share, assuming net proceeds of approximately $45,372,043, after offering expenses payable by us.

The information below should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended September 30, 2018 and our audited consolidated financial statements for the fiscal year ended March 31, 2018, all of which are incorporated by reference in this prospectus. Our financial statements should also be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018 and incorporated by reference in this prospectus. See the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
	As of September 30, 2018 (Unaudited)
($ in millions)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$12,513	$13,074	$13,074
Short term investments	2,743	2,743	2,743
Total cash and liquid assets	15,058	15,817	15,817
Stockholders’ equity
Common stock, $0.002 par value per share, 450,000,000 shares authorized, 36,600,457 shares issued and outstanding (actual)	73	73	86
Additional paid in capital	76,650	76,650	122,139
Accumulated deficit	(26,418)	(26,418)	(26,418)
Accumulated other comprehensive loss	(2,248)	(2,248)	(2,248)
Total stockholders’ equity	$48,057	48,057	93,559
Total capitalization	$63,115	63,874	$109,376

DIVIDEND POLICY
We did not declare or pay any cash dividend on our common stock during the past periods. We may not pay dividends on our shares of Common Stock in the foreseeable future. Instead, it is expected that we will continue to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends on shares of Common Stock will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. Under our credit facilities with HSBC Bank USA, National Association, we are currently restricted from paying dividends upon and during the continuation of an event of default.
DILUTION
Purchasers of our Common Stock, which is issuable upon exercise of the subscription rights, will experience an immediate dilution of the net tangible book value per share of our Common Stock. Our net tangible book value as of September 30, 2018 was approximately $2,754,451 or $0.08 per share of our Common Stock (based upon 36,654,488 shares of our Common Stock then outstanding). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock.
Dilution per share of Common Stock equals the difference between the subscription price per share of our Common Stock paid by purchasers in the rights offering and the net tangible book value per share of our Common Stock immediately after the rights offering.
Based on the issuance by us in this rights offering of 38,452,431 subscription rights exercisable for a maximum of 6,408,739 shares of our Common Stock with a subscription price of  $7.10 per share, and after deducting estimated offering expenses and payable by us, our pro forma net tangible book value after giving effect to the Exaxe Acquisition and pro forma as adjusted net tangible book valuable after giving effect to the Exaxe Acquisition and rights offering as of September 30, 2018 would have been approximately $1,900,000, or $0.03 per share, or $49,446,498, or $1.35 per share, respectively. This represents an immediate increase in pro forma net tangible book value to existing stockholders and pro forma as adjusted net tangible book value to existing stockholders of  $1.24 per share and $1.27 per share, respectively, and an immediate dilution to purchasers in the rights offering of  $1.35 per share and $1.35 per share.
The following table illustrates this per-share dilution:
Subscription Price	$7.10
Net tangible book value per share as of September 30, 2018	$0.08
Increase in net tangible book value per share attributable to rights offering	$1.24
Pro forma net tangible book value per share as of September 30, 2018, after giving effect to Exaxe Acquisition	$0.03
Pro forma as adjusted net tangible book value per share as of September 30, 2018, after giving effect to Exaxe Acquisition and rights offering	$1.35
Dilution in net tangible book value per share to purchasers in the rights offering	$5.75

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Our shares of capital stock began to be publicly traded on June 29, 2015. Our Common Stock is traded on the NYSE American under the symbol “MJCO”. The table below sets forth for the periods indicated the high and low sales prices for our Common Stock as reported on the NYSE American.
Fiscal 2019:	High	Low
3rd Quarter	$8.35	$6.03
2nd Quarter	$9.27	$6.13
1st Quarter	$6.31	$4.93
Fiscal 2018:	High	Low
4th Quarter	$6.00	$5.03
3rd Quarter	$6.43	$4.84
2nd Quarter	$5.18	$4.35
1st Quarter	$5.57	$4.60
Fiscal 2017:	High	Low
4th Quarter	$6.09	$4.92
3rd Quarter	$6.28	$4.50
2nd Quarter	$5.72	$4.82
1st Quarter	$6.50	$4.80
Record Holders
As of February 5, 2019, we had 91 shareholders of record. The approximate number of holders is based upon the actual number of holders registered in our records at such date and excludes holders in street name or persons, partnerships, associations, corporations, or other entities identified in security positions listings maintained by depository trust companies. On February 5, 2019, the closing price of our common stock was $8.54.
THE RIGHTS OFFERING
The Subscription Rights
We are distributing, at no charge, to holders of our outstanding Common Stock, nontransferable subscription rights to purchase in the aggregate up to 6,408,739 shares of our Common Stock at a cash subscription price of  $7.10 per whole share, for maximum gross proceeds of approximately $45,502,043 (assuming all rights are exercised in the rights offering). Each eligible holder will receive one subscription right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on February 5, 2019, the record date for the rights offering. Each subscription right will entitle the holder to purchase one sixth of a share of our Common Stock at a subscription price of  $7.10 per whole share of Common Stock, which we refer to as the “basic subscription right.” We will not issue fractional shares in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.
Basic Subscription Right
Your basic subscription right allows you to purchase one sixth of a share of our Common Stock per subscription right, upon delivery of the required documents and payment of the subscription price of  $7.10 per whole share, before the expiration of the rights offering. For example, if you owned 60 shares of our Common Stock as of the record date, you would receive 60 subscription rights and would have the right to purchase 10 shares of Common Stock for $7.10 per share with your basic subscription right.
We will not issue fractional shares of Common Stock in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights. If you exercise less than your full basic subscription rights (other than those subscription rights to acquire less than one share of Common Stock, which cannot be exercised), you will not be entitled to purchase shares pursuant to your over-subscription right.
Over-Subscription Right
The over-subscription right provides shareholders, who exercise all of their basic subscription rights, the opportunity to purchase the shares of Common Stock that are not purchased by other shareholders. If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of the unsubscribed shares of Common Stock are not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. To the extent the shareholders properly exercise their over-subscription rights for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the full number of unsubscribed shares for which you actually paid in connection with the over-subscription right. The remaining shares of Common Stock will be allocated among all other persons exercising the over-subscription right on the same pro rata basis described above.
In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Common Stock, assuming that no shareholder other than you has purchased any shares of our Common Stock pursuant to their basic subscription right and over-subscription right.
We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full, or at all, at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription right to the extent sufficient shares of unsubscribed Common Stock are available following the exercise of the basic subscription rights.
To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
Representatives of Majesco Limited, the owner of 69.63% of our issued and outstanding Common Stock, have informed us that Majesco Limited intends to exercise its basic subscription rights. No other shareholders have confirmed to us whether they will exercise or not subscription rights in the rights offering.
Reasons for the Rights Offering
In authorizing the rights offering, the Board carefully evaluated our need for liquidity, financial flexibility and additional capital. The Board considered several alternative capital raising methods before concluding that the rights offering was the appropriate alternative in the circumstances for a number of reasons, including that it provides an opportunity to our shareholders to participate on a pro rata basis. We are conducting the rights offering to reimburse debt, fund future acquisitions and for general corporate purposes, including to fund any earnout payments under the Exaxe Acquisition. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our shareholders’ equity.

Subscription Price
In determining the subscription price, the Board considered a number of factors, including our funding requirements and liquidity needs, the likely cost of capital from other sources, our business prospects, historical and current trading prices of our Common Stock and general conditions of the markets. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value. The subscription price was established at a price of  $7.10 per whole share of Common Stock. We cannot assure you that the market price of our Common Stock during the offering period will be equal or above the subscription price. You should obtain a current quote for our Common Stock before deciding whether to exercise your subscription rights.
Method of Exercising Subscription Rights
You may exercise your subscription rights as follows:
1.
Subscription by Registered Holders.   You may exercise your subscription rights by properly completing and executing the subscription rights certificate together with any required signature guarantees and an IRS Form W-9 and forwarding them, together with your full subscription payment for a whole number of shares of Common Stock, to the Subscription Agent at the address set forth below under “Where to Submit Subscriptions,” before the expiration of the rights offering.

2.
Subscription by DTC Participants.   We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of whole shares of our Common Stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

3.
Subscription by Beneficial Owners.    If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, bank or other nominee, or if you hold our Common Stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf before the expiration of the rights offering. Your subscription rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, on the February 25, 2019 expiration date that we have established for the rights offering. If you are not contacted by your nominee, you should promptly contact your broker, dealer, bank or other nominee if you wish to subscribe for shares of our Common Stock in the rights offering.

Form of Payment
As described in the instructions accompanying the subscription rights certificate, all payments submitted to the Subscription Agent must be made in full in United States currency by:
•
cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Broadridge Corporate Issuer Solutions;”

•
U.S. postal or express money order; or

•
wire transfer of immediately available funds directly to the account to the following account, with reference to the rights holder’s name:

ABA/Routing number:	121000248
Bank:	Wells Fargo 420 Montgomery Street San Francisco, CA 94104 United States
Beneficiary Account Name:	Broadridge Corporate Issuer Solutions
Account Number:	4124218686
For Further Credit Name:	Majesco
Payment received after the expiration of the rights offering may not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:
•
receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

•
receipt by the Subscription Agent of any U.S. postal or express money order; or

•
receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the rights offering to ensure such payment is received and clears by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.
Where to Submit Subscriptions
The address to which subscription documents, rights certificates and subscription payments other than wire transfers should be mailed or delivered is:
By Express Mail, Courier or Expedited Service:
Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
By Regular Mail:
Broadridge, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0693
If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.
You should direct any questions or requests for assistance to the Information Agent, Broadridge Corporate Issuer Solutions, Inc. by email at Shareholder@Broadridge.com or by telephone at 888-789-8409.

Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of shares of our Common Stock, any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
Delivery of Subscriptions
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send your rights certificates or payments to the Company. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.
The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the rights offering.
Notice to Nominees
If you are a broker, dealer, bank or other nominee that holds shares of our Common Stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our Common Stock that are held of record in the name of a broker, dealer, bank or other nominee, we will ask your broker, dealer, bank or other nominee to notify you of the rights offering. Instead of receiving a rights certificate, you will receive your subscription rights through your broker, dealer, bank or other nominee. If you wish to exercise your subscription rights, you will need to have your broker, dealer, bank or other nominee act for you. To exercise your subscription rights, you should complete and return to your broker, dealer, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive such form from your broker, dealer, bank or other nominee with the other rights offering materials. You should contact your broker, bank or other nominee if you do not receive this form and other rights offering material but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, bank or other nominee or if you receive the form without sufficient time to respond by the deadline established by your nominee, which deadline may be prior to 5:00 p.m., Eastern Time, on February 25, 2019.
If you hold certificates of our Common Stock directly and received a subscription rights certificate but would prefer to have your broker, dealer, bank or other nominee act for you, you should contact your nominee and request such nominee to effect the transactions for you.

Non transferability of Subscription Rights
The subscription rights issued in the rights offering are nontransferable. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to your affiliates, such as family members or family trusts, and by operation of law (for example, upon death of the recipient). If you sell any of your shares before the end of the rights offering period, the rights will not transfer to the new owner(s) but will remain with you.
No Fractional Shares
We will not issue fractional shares of Common Stock in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by the Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
The Subscription Agent will hold funds received in payment for shares of our Common Stock in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that there is a fundamental change to the rights offering.
Expiration Date, Extension and Amendments
The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on February 25, 2019, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our Common Stock to you if the Subscription Agent receives your subscription rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent.
We may extend the expiration of the rights offering for a period not to exceed 30 days by giving written notice to the Subscription Agent before the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.

The Board also reserves the right to amend the terms of the rights offering. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.
Conditions and Termination
We reserve the right to terminate the rights offering before its expiration for any reason. In particular, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering in whole or in part, we will issue a press release notifying the shareholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following such termination.
No Revocation or Change
Your exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by the Board. However, if we amend the rights offering to make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.
Dilutive Effects of the Rights Offering
If you do not exercise any subscription rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your subscription rights in full, your percentage ownership of our Common Stock may decrease and your voting and other rights may be diluted by the issuance of shares to others who do choose to exercise their subscription rights. Please see “Dilution.”
Shareholder Rights
You will have no rights as a holder of the shares of our Common Stock you purchase in the rights offering, if any, until such shares are issued to you through the DRS or, if you hold shares through a broker, dealer, bank or other nominee, your broker or bank has received the shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, the full subscription payment and any other required documents to the Subscription Agent.
Issuance of Shares Acquired in the Rights Offering; Trading Market
Shares of Common Stock purchased in the rights offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares. If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent, American Stock Transfer & Trust Company, LLC), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the rights offering in the DRS, as soon as practicable after the expiration of the rights offering. If you hold your shares through a broker, dealer, bank or other nominee, you may request a statement of ownership from the holder of your shares following the expiration of the rights offering. We will not issue fractional shares. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.
Foreign Shareholders
We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold subscription rights certificates for the account of such shareholders. To exercise subscription rights, our foreign shareholders must notify the Subscription Agent before 5:00 p.m., Eastern Time, at least four business days before the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder. The deadlines for delivery of subscription materials and payment described above also apply.
Regulatory Limitation
We will not be required to issue to you shares of our Common Stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.
Fees and Expenses
We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of subscription rights.
No Board Recommendation to Rights Holders
The Board is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors.”
Shares of Our Common Stock Outstanding After the Rights Offering
After the completion of the rights offering, up to 43,083,261 shares of Common Stock may be outstanding, assuming full participation in the rights offering.
Other Matters
We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Common Stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of Common Stock you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.
PLAN OF DISTRIBUTION
On or about February 11, 2019, we will distribute the subscription rights and subscription rights certificates to holders of shares of our Common Stock on the record date. If you wish to exercise your subscription rights and purchase shares of our Common Stock, you should follow the procedures described in “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 888-789-8409.
To the extent that our directors and officers held shares of our Common Stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.
Representatives of Majesco Limited, which currently owns 69.63% of our issued and outstanding Common Stock, have informed us that Majesco Limited intends to exercise its basic subscription rights.
We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the rights offering.
We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. We do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock underlying the subscription rights. We are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our directors and employees may solicit responses from holders of subscription rights, but we will not pay them any commissions or special compensation for these activities.

DESCRIPTION OF SECURITIES
The following is a summary description of the material terms of our Common Stock as provided in our (i) Amended and Restated Articles of Incorporation (which we refer to as our “Articles of Incorporation”) and (ii) Amended and Restated Bylaws (which we refer to as our “Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in Majesco’s stock, and is qualified in its entirety by reference to the complete text of the Articles of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of California law and our Articles of Incorporation and Bylaws.
General
Our Articles of Incorporation authorize the issuance of a maximum of 450,000,000 shares of common stock, par value $0.002 per share, and 50,000,000 shares of preferred stock, par value $0.002 per share.
Common Stock
As of February 5, 2019, there were 36,674,522 shares of Majesco Common Stock issued and outstanding and 91 shareholders of record.
Under the Articles of Incorporation and Bylaws, holders of Common Stock are entitled to one vote for each share held on matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive proportionately any dividends that may be declared by our Board of Directors, subject to any preferential dividend rights of any outstanding preferred stock of Majesco. Upon Majesco’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to receive proportionately Majesco’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the Common Stock. Majesco’s outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Majesco may designate and issue from time to time.
Preferred Stock
Under the Articles of Incorporation and Bylaws, our Board of Directors has the authority, without action by the Majesco shareholders, to designate and issue up to 50,000,000 shares of Majesco preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of Majesco preferred stock upon the rights of the holders of our Common Stock until the our Board of Directors determines the specific rights of the holders of Majesco preferred stock. However, effects of the issuance of Majesco preferred stock may include restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, and making it more difficult for a third party to acquire Majesco, which could have the effect of discouraging or preventing a third party from acquiring, or deterring a third party from paying a premium to acquire, all or a majority of our outstanding voting stock. Majesco has no present plans to issue any shares of preferred stock.
Warrants
As of the date of this prospectus, we have issued a five year warrant to purchase 25,000 shares of Common Stock at an exercise price of  $7.00 per share. The warrant was issued in connection with the engagement of the holder of the warrant to perform certain advisory services to Majesco. The warrant may be exercised at any time after September 1, 2016 and will expire, if unexercised, on September 1, 2020. The warrant contains certain anti-dilution adjustment protection in case of certain future issuances of securities, stock dividends, split and other transactions affecting Majesco’s securities. We do not expect that there will be any adjustment to this warrant as a result of this rights offering. The holder of the warrant is entitled to piggyback registration rights in case of certain registered securities offerings by Majesco. The holder of the warrant is also entitled to receive the aggregate number of subscription rights which it could have acquired if it had held the number of shares of Common Stock which can be acquired upon complete exercise of the warrant immediately before the record date for this rights offering and will be entitled to participate in this rights offering.
Anti-Takeover Provisions of California Law, the Articles of Incorporation and Bylaws
Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it difficult for a third party to acquire Majesco, or for a change in the composition of our Board of Directors or management to occur, and may delay or prevent a change in control of our company or changes in our management, including provisions that:
•
authorize “blank check” preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend, and other rights superior to our Common Stock;

•
establish an advance notice procedure with regard to nominations by shareholders of individuals for election to our Board of Directors;

•
provide that vacancies on our Board of Directors may be filled by a majority of directors then in office, even though less than a quorum;

•
provide that directors may not be elected by written consent of shareholders except by unanimous written consent of all shares entitled to vote for the election of directors; and

•
provide that special meetings of shareholders may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Board of Directors or shareholders holding no less than 20% of the voting power of Majesco.

These provisions, alone or together, could discourage a party from acquiring, or make it more difficult for a party to acquire, control of Majesco, or delay or prevent hostile takeovers and changes in control or changes in our management.
In addition, Section 1203 of the California General Corporation Law (the “CGCL”) includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Majesco. First, if an “interested party” makes an offer to purchase the shares of some or all of Majesco’s shareholders or makes a written proposal for approval of a merger, exchange or other reorganization or for a sale of all or substantially all of Majesco’s assets, an affirmative opinion must be delivered in writing to the Board or each shareholder, as the case may be, as to the fairness of the consideration to be received by the shareholders prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls Majesco, if the person is directly or indirectly controlled by one of Majesco’s officers or directors, or if the person is an entity in which one of Majesco’s officers or directors holds a material financial interest. If after receiving an offer from such an “interested party” Majesco or its shareholders receives a subsequent offer from a neutral third party, then the shareholders must be notified of this offer and afforded the opportunity to withdraw their tender or consent to the “interested party” offer. Section 1203 could make it more difficult for a third party to acquire a majority of Majesco’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which Majesco’s shareholders could receive a premium for their shares, or effect a proxy contest for control of Majesco or other changes in its management.
Moreover, Sections 1101 and 1101.1 of the CGCL provide that, except in a short-form merger, and in the merger of a corporation into its subsidiary in which it owns at least 90 percent of the outstanding shares of each class, the nonredeemable common shares or nonredeemable equity securities of a constituent corporation may be converted only into nonredeemable common shares of the surviving party or a parent party if a constituent corporation or its parent owns, directly or indirectly, prior to the merger shares of another constituent corporation representing more than 50 percent of the voting power of the other constituent corporation prior to the merger, unless all of the shareholders of the class consent.

The effect of these provisions is to provide minority shareholders with the ability to veto certain squeeze-out mergers.
Listing
The Majesco Common Stock is listed and traded on the NYSE American under the symbol “MJCO.”
Transfer Agent and Registrar
The transfer agent and registrar for the Majesco Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is as follows:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Toll free: 800-937-5449
Local & International: 718-921-8124

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material U.S. federal income tax consequences of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights to U.S. holders (as defined below) of our common stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code, and, insofar as it describes matters of U.S. federal income tax law or legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Sheppard, Mullin, Richter & Hampton, LLP. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our Common Stock. This discussion applies only to U.S. holders and does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders who are subject to the alternative minimum tax, whose functional currency is not U.S. Dollars, who are subject to the unearned income Medicare contribution tax, who are subject to withholding under the Foreign Account Tax Compliance Act (FATCA), or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.
We have not sought, and will not seek, a ruling from the IRS regarding the U.S. federal income tax consequences of this offering or the related share issuance. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of our Common Stock is urged to consult its own tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock or subscription rights, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnership and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
For purposes of this description, a “U.S. holder” is a holder that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and is under the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

The following discussion of certain material U.S. federal income tax considerations of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Receipt of the Subscription Rights
We believe that the distribution of the rights should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, there is a lack of authority directly addressing the application of Section 305(a) of the Code to rights offerings, including rights offerings that incorporate backstop commitments, such as over-subscription rights, by certain shareholders, and thus the application of Section 305(a) of the Code to the distribution of the rights is uncertain. The position regarding the tax-free treatment of the subscription right distribution is not binding on the IRS, or the courts, however. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to holders of our common stock as a dividend to the extent of our current and accumulated earnings and profits with any excess being treated as a return of basis to the extent thereof and then as capital gain.
The distribution of the rights would be taxable as described above under Section 305(b) of the Code if it were treated as a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other of our stockholders in our assets or earnings and profits. Distributions having this effect are referred to as disproportionate distributions.
During the last five (5) years, our Common Stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock (other than the Common Stock issued pursuant to this rights offering) or convertible debt or pay any dividends except with respect to the Common Stock. Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in the rights offering are not part of a disproportionate distribution and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complex, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the subscription rights for our common stock results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. You should consult with your independent tax advisor if you have any questions regarding the potential application of any provisions of IRC Section 305(b), including any disproportionate distribution concerns.
Tax Basis and Holding Period of the Rights
If the fair market value of the subscription rights a U.S. holder receives is less than 15% of the fair market value of the U.S. holder’s existing shares of Common Stock (with respect to which the subscription rights are distributed) on the date the U.S. holder receives the subscription rights, the subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate its tax basis in its existing shares of Common Stock between its existing shares of Common Stock and the subscription rights in proportion to the relative fair market values of the existing shares of Common Stock and the subscription rights determined on the date of receipt of the subscription rights. If a U.S. holder chooses to allocate tax basis between its existing common shares and the subscription rights, the U.S. holder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the U.S. holder receives the subscription rights. Such an election is irrevocable. However, if the fair market value of the subscription rights a U.S. holder receives is 15% or more of the fair market value of their existing shares of Common Stock on the date the U.S. holder receives the subscription rights, then the U.S. holder must allocate its tax basis in its existing shares of Common Stock between those shares and the subscription rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the subscription rights. Please refer to discussion below regarding the U.S. tax treatment of a U.S. holder that, at the time of the receipt of the subscription right, no longer holds the Common Stock with respect to which the subscription right was distributed.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, U.S. holders should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of Common Stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are nontransferable.
The holding period for the rights received in this offering should include the holding period for the Common Stock with respect to which the rights were received.
Expiration of the Rights
If the rights expire without exercise while you continue to hold the shares of our Common Stock with respect to which the rights are received, you should recognize no loss and your tax basis in the Common Stock with respect to which the rights were received should equal its tax basis before receipt of the rights.
Exercise of the Rights; Tax Basis and Holding Period of the Shares
The exercise of the rights received in this offering should not result in any gain or loss to you. Generally, your tax basis in our common stock acquired through exercise of the rights should be equal to the sum of:
•
the subscription price per whole share; and

•
the basis, if any, in the rights that you exercised, determined as described in “Tax Basis of the Rights” above.

The holding period for a share of our Common Stock acquired upon exercise of a right should begin with the date of exercise.
If you exercise a subscription right distributed to you in the rights offering after disposing of the share of our Common Stock with respect to which such right is received, certain aspects of the tax treatment of the exercise of the right are unclear, including (1) the allocation of tax basis between the Common Stock previously sold and the right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Common Stock previously sold, and (3) the impact of such allocation on the tax basis of the Common Stock acquired through the exercise of the right. If you exercise a subscription right distributed to you in the rights offering after disposing of the Common Stock with respect to which the right is received, you should consult your tax advisor as to these uncertainties.
Sale or Other Disposition of the Subscription Rights or Shares Received
If a U.S. holder sells or otherwise disposes of the shares received as a result of exercising a subscription right, such U.S. holder will generally recognize gain or loss equal to the difference in its basis in the sold shares and the amount it receives for the shares. Such U.S. holder’s gain or loss recognized upon that sale or other disposition should be a capital gain or loss assuming the shares are held as capital assets at the time of sale. This gain or loss should be long-term capital gain if the shares have been held at the time of sale for more than one year.
If a U.S. holder sells or otherwise disposes of a subscription right prior to its expiration, any gain or loss recognized upon the sale or disposition of such subscription right shall be a capital gain or loss assuming the subscription rights are held as a capital asset at the time of the sale or disposition. This gain or loss should be long-term capital gain if the holding period for the rights at the time of the sale or disposition is longer than one year. For this purpose, a U.S. holder’s holding period in the subscription rights will include such U.S. holder’s holding period in the shares of Common Stock with respect to which the subscription rights were distributed. The holding period for subscription rights that were purchased begins upon the purchase.

Information Reporting and Backup Withholding
Payments made to you of proceeds from the sale of rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding should not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.
You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER U.S. FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS.
LEGAL MATTERS
Unless otherwise indicated, the validity of the Common Stock offered by this prospectus will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, NY.
EXPERTS
The consolidated financial statements of Majesco incorporated in this Registration Statement on Form S-1 by reference from Majesco’s Annual Report on Form 10-K for the year ended March 31, 2018 have been audited by MSPC, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock and subscription rights being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.majesco.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus. and should not be relied upon in connection with making an investment decision.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.
The following documents are incorporated by reference into this prospectus:
(a)
our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 22, 2018;

(b)
our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2018, September 30, 2018 and December 31, 2018, filed with the SEC on August 8, 2018, November 7, 2018 and February 5, 2019, respectively;

(c)
our Current Reports on Form 8-K and 8-K/A, filed with the SEC on April 27, 2018, June 6, 2018, June 12, 2018, July 30, 2018, August 14, 2018, September 25, 2018, November 2, 2018, November 29, 2018, December 4, 2018, December 6, 2018, December 14, 2018, December 27, 2018, January 9, 2019, January 15, 2019, January 30, 2019 and February 6, 2019;

(d)
Our definitive Proxy Statement on Schedule 14A, filed with the SEC on June 25, 2018; and

(e)
the description of the Common Stock contained in Majesco’s Registration Statement on Form S-4, which description is incorporated by reference into Form 8-A (File No. 001-37466) filed by Majesco on June 22, 2015, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The documents incorporated by reference into this prospectus are also available on our corporate website at www.majesco.com under the heading “Investor Relations.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this report unless specifically incorporated herein by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus free of charge upon request for such documents in writing or by telephone at the following address:
Majesco
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
Attention: Corporate Secretary
Telephone: (973) 461-5200
E-mail: Lori. Stanley@majesco.com

February 6, 2019
MAJESCO
NONTRANSFERABLE SUBSCRIPTION RIGHTS TO PURCHASE
UP TO 6,408,739 SHARES OF COMMON STOCK

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.